CORRECTING AND REPLACING Chembio to Present at 2007 C.E. Unterberg Towbin Emerging Growth Opportunities Conference

MEDFORD, NY – July 10, 2007 - First paragraph, first sentence, the presentation date and time should read Wednesday, July 11th at 2:30pm (EDT) sted: (Thursday, July 12th at 3:00PM (EDT)).

The corrected release reads:

Chembio to Present at 2007 C.E. Unterberg Towbin Emerging Growth Opportunities Conference

Chembio Diagnostics Inc.’s (OTCBB: CEMI) Chief Executive Officer, Lawrence Siebert, will present at the 2007 C.E. Unterberg Towbin Emerging Growth Opportunities Conference on Wednesday, July 11th at 2:30pm (EDT) at New York City’s Mandarin Oriental Hotel. A live webcast of the presentation will be available on the Company’s website at www.chembio.com.  Additional information regarding the conference can be found at www.unterberg.com.

Mr. Siebert will speak about the market opportunities for the Company’s HIV and other rapid diagnostic tests including the FDA approved products being marketed by Inverness Medical Innovations, Inc. as well as Chembio’s newly patented Dual Path Platform (DPP™), for which the Company is generating a significant amount of interest.

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK® rapid tests, marketed in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease.  In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.

For further information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce - 631-924-1135 ext 123.